EXHIBIT 99.1

FDA Requests Teleconference to Discuss Repros Phase 2 Protocol for Proellex(R) in the Treatment of Endometriosis Last Week of August

THE WOODLANDS, Texas, July 30, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced the FDA has scheduled a meeting to discuss the design of a Phase 2 endometriosis protocol for low dose oral Proellex®. The teleconference will be held during the last week of August 2012. The Company has submitted the Phase 2 protocol for FDA review. The Company looks forward to the Agency's advice.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations: Thomas Fechtner
         The Trout Group
         (646) 378-2931